August 7, 2019

Regina Paolillo
Chief Financial Officer
TTEC Holdings, Inc.
9197 South Peoria Street
Englewood, Colorado 80112

       Re: TTEC Holdings, Inc.
           Form 10-K for the Year Ended December 31, 2018
           Filed March 6, 2019
           Form 8-K Filed March 6, 2019
           Form 8-K filed May 7,2019
           File No. 001-11919

Dear Ms. Paolillo:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications